Exhibit 5.1

F: + 404.853.8806
Eversheds Sutherland (US) LLP 999 Peachtree St., N.E., Suite 2300 Atlanta, GA 30309-3996 T: +1 404.853.8000 F: + 404.853.8806

March 29, 2023

Oglethorpe Power Corporation

2100 East Exchange Place

Tucker, Georgia 30084-5336

Ladies and Gentlemen:

We have acted as counsel to Oglethorpe Power Corporation (An Electric Membership Corporation), a Georgia electric membership corporation (the “Company”), in connection with the registration of $500,000,000 aggregate principal amount of the Company’s 4.50% First Mortgage Bonds, Series 2022A due 2047 (the “Exchange Bonds”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 4.50% First Mortgage Bonds, Series 2022A due 2047 (the “Original Bonds”).  This Exchange Offer will be made pursuant to a registration statement on Form S-4 (the “Registration Statement”), together with certain exhibits thereto, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Exchange Bonds will be issued pursuant to an Indenture dated as of March 1, 1997, as amended and supplemented (the “Indenture”), entered into by and between the Company and U.S. Bank Trust Company, National Association, successor to SunTrust Bank (formerly SunTrust Bank, Atlanta), as trustee (the “Trustee”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined originals or copies of the following:

(i)	The Restated Articles of Incorporation of the Company, certified as of the date hereof by an officer of the Company (the “Articles of Incorporation”);
(ii)	The Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);
(iii)	A Certificate of Existence issued by the Georgia Secretary of State with respect to the Company, as of a recent date (the “Certificate of Existence”);
(iv)

Resolutions of the Board of Directors of the Company (the “Board”) relating to, among other things, (i) the authorization, issuance and delivery of the Exchange Bonds in exchange for the Original Bonds pursuant to the Registration Statement and (ii) the authorization, execution and delivery of the Indenture (the “Resolutions”);

(v)	The Indenture; and
(vi)	The form of the Exchange Bonds as set forth in the Indenture.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on a certificate of an officer of the Company.  We have also relied on certificates of public officials.  We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland.  For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

Oglethorpe Power Corporation March 29, 2023 Page 2

For purposes of our opinion in this opinion letter, we have assumed, without any independent investigation or verification: (i) the genuineness of all signatures on all documents submitted to us for examination; (ii) the legal capacity of all natural persons; and (iii) the  authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have further assumed that (i) the Trustee is duly organized and validly existing in good standing in its jurisdiction of organization, (ii) the Trustee has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and (iii) the Indenture constitutes the legal, valid and binding obligation, and is enforceable against, the Trustee in accordance with its terms.  We have not independently investigated or verified any of the foregoing assumptions.

In rendering our opinion, we have further assumed that (i) the Articles of Incorporation, Bylaws and the Resolutions remain in effect, without amendment, at all times during the Exchange Offer, (ii) prior to the consummation of the Exchange Offer, the Registration Statement will become effective under the Act and remain effective at all times during the Exchange Offer, (iii) the Indenture is qualified under the Trust Indenture Act of 1939, as amended, (iv) the Certificate of Existence remains accurate at all times during the Exchange Offer, and (v) the Exchange Bonds will have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and issued in exchange for Original Bonds pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that the Exchange Bonds will, when issued, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

This opinion letter is limited in all respects and matters to the laws of the State of Georgia, as in effect on the date hereof, and we express no opinion herein as to any matters governed by any other jurisdictions, including the applicability or effect thereof.  Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer or issuance of the Exchange Bonds.  This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

The opinion expressed in this opinion letter is subject, as to enforcement, to (i) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws of general applicability relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, and (iii) any implied covenants of good faith and fair dealing.

Oglethorpe Power Corporation March 29, 2023 Page 2

The opinion expressed in this opinion letter (i) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (ii) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity of any change in law or fact that occurs, or of any fact that comes to our attention, after the effective date of the Registration Statement, even though such change or such fact may affect the legal analysis or conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP

Eversheds Sutherland (US) LLP